As filed with the United States Securities and Exchange Commission on August 10, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-0958666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7000 Cardinal Place
Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)

Cardinal Health Deferred Compensation Plan
Cardinal Health 401(k) Savings Plan
Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico
(Full title of the plans)

Jessica L. Mayer
Executive Vice President, Deputy General Counsel and Corporate Secretary
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value	4,100,000	$69.12(2)	$283,392,000(2)	$32,845.13
Deferred compensation obligations (3)	$40,000,000	100%(4)	$40,000,000(4)	$4,636.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement also includes additional common shares, without par value (“common shares”), of Cardinal Health, Inc. (the “Company”) as may become issuable pursuant to the anti-dilution provisions of the Cardinal Health Deferred Compensation Plan (the "DCP"), the Cardinal Health 401(k) Savings Plan (the "401(k) Plan") and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the "Puerto Rico 401(k) Plan") or as may otherwise be attributable to such common shares as a result of a stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan and the Puerto Rico 401(k) Plan.

(2)
Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the common shares on the New York Stock Exchange on August 4, 2017, within five business days prior to filing.

(3)				The deferred compensation obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the DCP.

(4)				Estimated solely for calculating the amount of the registration fee pursuant to paragraph (h) of Rule 457 under the Securities Act.

Statement Regarding Registration of Additional Securities Pursuant to General Instruction E

The Company has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to increase (i) by 50,000 the number of common shares registered under the DCP; (ii) by 4,000,000 the number of common shares registered under the 401(k) Plan; (iii) by 50,000 the number of common shares registered under the Puerto Rico 401(k) Plan; and (iv) by $40,000,000 the deferred compensation obligations under the DCP.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents previously filed by the Company with the Commission are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the Commission on August 10, 2017;
(b)	The Annual Reports on Form 11-K for the year ended December 31, 2016 filed with the Commission on June 20, 2017 with respect to the 401(k) and Puerto Rico 401(k) Plans; and
(c)
The description of the common shares contained in the Company’s Registration Statement on Form 8-A dated August 19, 1994, pursuant to Section 12 of the Exchange Act, and all amendments and reports filed for the purpose of updating such description, including the Current Reports on Form 8-K filed on August 10, 2012 and November 9, 2015.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

The deferred compensation obligations being registered pursuant to the DCP represent obligations of the Company to pay deferred compensation in the future ("deferred compensation obligations") in accordance with the terms of the DCP, which is filed as Exhibits 4.4 and 4.5 to this registration statement. Eligible employees and non-employee members of the Board of Directors of the Company are entitled to defer receipt of certain compensation into the DCP. All benefits under the DCP are unfunded and the Company is not required to establish any special or separate fund or make any other segregation of assets in order to provide a source of payment for its obligations under the DCP; provided, however, that in order to provide a source of payment for its obligations under the DCP, the Company may establish a trust fund. The deferred compensation obligations are general unsecured obligations of the Company subject to the claims of its general creditors.

The amount of compensation to be deferred by each participant is determined in accordance with the DCP based on elections by the participant. Under the DCP, amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the DCP and selected by the participant. A participant generally may elect to have all or a portion of his or her account to be deemed invested in the Company’s common shares. The deferred compensation obligations are generally payable upon a participant’s separation from service with the Company, death or disability, subject to exceptions for in-service withdrawals upon the occurrence of an unforeseeable emergency. The deferred compensation obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the participant.

A participant may designate one or more beneficiaries to receive any portion of the deferred compensation obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the plan in which they are participating. The Company reserves the right to amend or terminate the DCP.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code (the “Ohio Code”) sets forth conditions and limitations governing the indemnification of directors, officers and certain other persons. In general, the Ohio Code authorizes Ohio corporations to indemnify directors, officers and certain other persons from liability if the director, officer or certain other person acted in good faith and in a manner reasonably believed by the director, officer or certain other person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director, officer or certain other person had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) provides that to the extent a director, officer or certain other person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement with directors, officers and certain other persons. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any director, officer or certain other person against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as a director, officer or certain other person, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

Article 5 of the Company’s Restated Code of Regulations, as amended (the “Code of Regulations”), contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Code. The Code of Regulations provides that the Company shall, to the fullest extent authorized by law, including but not limited to the laws of the State of Ohio, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Company, or is or was serving at the written request of the Company as a director, trustee, officer, employee, member, or manager of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding. No amendment, termination, or repeal of Article 5, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect or impair in any way the rights to be indemnified or to advancement of expenses pursuant to Article 5 with respect to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, modification, termination or repeal. The Company has also entered into indemnification contracts with certain of its directors and executive officers which have terms similar to the indemnification provisions set forth in the Code of Regulations.

The Company maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Cardinal Health, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.2	Cardinal Health, Inc. Restated Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 30, 2016, File No. 1-11373)
4.3
Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)

4.4
Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, File No. 1-11373)

4.5
First Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, File No. 1-11373)

4.6	Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016
4.7	Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included in the signature page to this registration statement)

The Company will submit or has submitted the 401(k) Plan and any amendments thereto and the Puerto Rico 401(k) Plan and any amendments thereto to the U.S. Internal Revenue Service (the "IRS") and the Commonwealth of Puerto Rico’s Department of the Treasury (the “Treasury”), respectively, in a timely manner and has made or will make all changes required by the IRS or the Treasury in order to qualify the plans under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or Section 1081.01 of the Internal Revenue Code for a new Puerto Rico (2011), as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 10, 2017.

CARDINAL HEALTH, INC.

By:	/s/ George S. Barrett
George S. Barrett Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessica L. Mayer or Michael C. Kaufmann and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities and on August 10, 2017.

Signature	Title

/s/ George S. Barrett	Chairman and Chief Executive Officer and Director (principal executive officer)
George S. Barrett

/s/ Michael C. Kaufmann	Chief Financial Officer (principal financial officer)
Michael C. Kaufmann

/s/ Stuart G. Laws	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Stuart G. Laws

/s/ David J. Anderson	Director
David J. Anderson

/s/ Colleen F. Arnold	Director
Colleen F. Arnold

/s/ Carrie S. Cox	Director
Carrie S. Cox

/s/ Calvin Darden	Director
Calvin Darden

/s/ Bruce L. Downey	Director
Bruce L. Downey

/s/ Patricia A. Hemingway Hall	Director
Patricia A. Hemingway Hall

/s/ Clayton M. Jones	Director
Clayton M. Jones

/s/ Gregory B. Kenny	Director
Gregory B. Kenny

/s/ Nancy Killefer	Director
Nancy Killefer

/s/ David P. King	Director
David P. King

Pursuant to the requirements of the Securities Act, the administrator of the Cardinal Health 401(k) Savings Plan and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 10, 2017.

CARDINAL HEALTH 401(k) SAVINGS PLAN

By:	/s/ Kendell Sherrer
Kendell Sherrer Financial Benefit Plans Committee Member

CARDINAL HEALTH 401(k) SAVINGS PLAN FOR EMPLOYEES OF PUERTO RICO

By:	/s/ Kendell Sherrer
Kendell Sherrer Financial Benefit Plans Committee Member

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Cardinal Health, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.2	Cardinal Health, Inc. Restated Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 30, 2016, File No. 1-11373)
4.3
Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)

4.4
Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, File No. 1-11373)

4.5
First Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, File No. 1-11373)

4.6	Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016
4.7	Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this registration statement)

The Company will submit or has submitted the 401(k) Plan and any amendments thereto and the Puerto Rico 401(k) Plan and any amendments thereto to the IRS and the Treasury, respectively, in a timely manner and has made or will make all changes required by the IRS or the Treasury in order to qualify the plans under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or Section 1081.01 of the Internal Revenue Code for a new Puerto Rico (2011), as amended.